Exhibit 10.2

CASH AWARD AGREEMENT

KEY EMPLOYEE INCENTIVE BONUS PLAN

OF MOTIVE, INC.

This Cash Award Agreement (this “Agreement”) is made and entered into by and between Motive, Inc., a Delaware corporation (the “Company”), and                      (the “Participant”) as of May 29 , 2007 (the “Award Date”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Key Employee Incentive Bonus Plan (the “Plan”) to increase shareholder value and the success of the Company by assisting the Company in motivating and retaining key employees; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company believes that the grant of a Cash Award to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan;

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:

1. Cash Award. In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant, effective as of the Award Date, a Cash Award in the aggregate amount of $            , payable on the terms and subject to the conditions set forth below and in the Plan (the “Cash Award”).

2. Vesting Provisions.

(A) The Cash Award shall vest annually in equal installments in accordance with the following schedule:

Date	Aggregate Vested Percentage of Cash Award
First Vesting Date: December 31, 2007	33 1/3%
Second Vesting Date: December 31, 2008	66 2/3%
Third Vesting Date: December 31, 2009	100%

(B) To the extent the unvested portion of the Cash Award is converted into an RSU Award pursuant to Section 3.3 of the Plan, the RSU Award shall vest as follows:

(i) If the Cash Award is converted prior to the First Vesting Date, the RSU Award shall vest as to such percentage of shares of Common Stock issuable under such RSU Award in accordance with the vesting schedule set forth in Section 2(A) of this Agreement.

(ii) If the Cash Award is converted after the First Vesting Date but before the Second Vesting Date, the RSU Award shall vest as follows:

Date	Aggregate Vested Percentage of RSU Award
December 31, 2008	50%
December 31, 2009	100%

(iii) If the Cash Award is converted after the Second Vesting Date but before the Third Vesting Date, the RSU Award shall fully vest on the Third Vesting Date.

3. Change of Control. Subject to Section 4 below and the terms and conditions of the Plan, if a Change of Control is consummated on or prior to the Third Vesting Date and the Cash Award is then outstanding, the Cash Award shall also evidence the additional right to receive the Change of Control Premium Amount as provided in Section 3.2 of the Plan. No Change of Control Premium Amount shall be payable in respect of the Cash Award if, prior to the consummation of the Change of Control, the Cash Award was converted into an RSU Award or became fully vested other than pursuant to Section 3.5 of the Plan.

4. Effect of Termination of Employment or Service. In order for the Participant to be eligible to receive payments pursuant to the Cash Award (including any Change of Control Premium Amount), the Participant shall have been continuously employed (other than during approved temporary leaves of absence or short-term disability) with the Company or an Affiliate of the Company from the Award Date through the date of payment; provided, however, that (i) if the Participant experiences a Termination of Service within 12 months following a Change of Control due to termination by the Company other than for Cause, the Participant need only satisfy the eligibility condition described above as of the date of such Termination of Service to be eligible to receive payment under the Cash Award and (ii) if the Participant experiences a Termination of Service due to death or Disability following vesting of the Cash Award and before payment therefor, the Participant need only satisfy the eligibility condition described above as of the date of vesting. If the Participant is not eligible for any payment pursuant to the Cash Award, the Participant will forfeit his right to receive such payment.

5. Limitation of Rights. Nothing in this Agreement or the Plan shall be construed to:

(A) give the Participant any right to be awarded any other Award in the future, even if other Awards are granted on a regular or repeated basis, as grants of Awards are completely voluntary and made solely in the discretion of the Administrator;

(B) give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company; or

(C) confer upon the Participant the right to continue in the employment or service of the Company, or affect the right of the Company to terminate the employment or service of the Participant at any time or for any reason.

6. Conversion. The Cash Award evidenced by this Agreement may, at the sole discretion of the Administrator and without any obligation to do so, be converted into an RSU Award in accordance with Section 3.3 of the Plan. If the Cash Award is so converted, the Participant’s RSU Award shall vest in accordance with the vesting provisions set forth in Section 2(B) above. The RSU Award to be issued upon any conversion of the Cash Award and any Common Stock to be issued in connection with the vesting of such RSU Award, shall be issued under Article 10 (Stock Units) of the Motive, Inc. Amended and Restated Equity Incentive Plan, as it may be amended from time to time, but shall vest and become payable as described in the Plan and this Agreement.

7. Prerequisites to Benefits. Neither the Participant nor any person claiming through the Participant shall have any right or interest in the Cash Award or, if applicable, any RSU Award awarded upon conversion of the Cash Award pursuant to the Plan, unless and until all the terms, conditions and provisions of this Agreement and the Plan that affect the Participant or such other person shall have been complied with.

8. No Rights as a Stockholder. Neither the Participant nor beneficiary or other person claiming under or through such Participant shall have any right, title or interest (including, without limitation, dividend rights, voting rights or other rights as a stockholders) in any shares of Common Stock which may be subject to the Award evidenced by this Agreement except as to such shares of Common Stock, if any, that have been issued to the Participant. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the actual issuance of shares of Common Stock, if any.

9. Nondisclosure of Confidential Information. The Participant agrees that all inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers, consultants or employees) the Participant develops, learns or obtains during the term of the Participant’s employment that relate to the Company or the business or demonstrably anticipated business of the Company or that are received by or for the Company in confidence, constitute “Confidential Information.” The Participant will hold in confidence and not disclose or, except within the scope of the Participant’s employment, use any Confidential Information. However, the Participant shall not be obligated under this section with respect to information the Participant can document is or becomes readily publicly available without restriction through no fault of the Participant. Upon termination of the Participant’s employment, he or she will promptly return to the Company all items containing or embodying Confidential Information (including all copies), except that the Participant may keep the his or her personal copies of (i) his or her compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. The Company and

Participant each agree and acknowledge that at the time of execution of this Agreement the Company has provided and the Participant has received and will continue to receive in the future Confidential Information of the Company.

10. Restrictive Covenants. The Participant acknowledges and agrees that Confidential Information he or she has acquired and will acquire during the course of his or her employment will enable the Participant to irreparably injure the Company if the Participant should engage in unfair competition. Therefore, in consideration of the receipt of the Confidential Information, the compensation and benefits provided to the Participant generally and under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant agrees as follows:

(A) During the term of the Participant’s employment with the Company (whether or not during business hours) and for one year thereafter, the Participant will not:

(i) solicit, recruit, hire, or assist others to solicit, recruit or hire, any employee of the Company for any reason; or

(ii) assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company in any geographic area in which the Company is then conducting such business; or

(iii) solicit or assist others to solicit any customer of the Company for purposes of offering or selling to such customer a product or service that is in any way competitive with a product or service offered by the Company; or

(iv) request any present or future supplier of, distributor to or provider of services to the Company to curtail or cancel its business with the Company; or

(v) otherwise engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company in any geographic area in which the Company is then conducting such business.

(B) The Participant has carefully read and considered the provisions of this Section 10, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of the restrictions, the geographic areas of the restrictions, and the scope of the restrictions are fair and reasonable, are supported by sufficient and valid consideration, and the restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, officers, directors, shareholders and other employees. The Participant acknowledges that these restrictions will not prevent him from obtaining gainful employment in the Participant’s occupation or field of expertise or cause him undue hardship; that there are numerous other employment and business opportunities available to him that are not affected by these restrictions; and that the Participant’s ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company.

(C) The parties hereto agree that the Company would be damaged irreparably in the event of any provision of Subsection (A) of this Section 10 were not performed by the Participant in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, and without the necessity of posting a bond or other security, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to specifically enforce such provisions.

11. Federal and State Taxes. To the extent required by applicable Federal, state, local or foreign law, the Participant (or, if applicable, the Participant’s designated beneficiary) shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Cash Award. The Company shall not be required to issue any shares of Common Stock or make any cash payment pursuant to the Cash Award evidenced by this Agreement until such obligations are satisfied. The Company shall have the right to withhold and deduct from the payments due under the Cash Award cash would otherwise be delivered pursuant to this Agreement for the payment of taxes or other amounts required by law and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Administrator may also permit withholding to be satisfied by the transfer and surrender to the Company of shares of Common Stock theretofore owned by the Participant that have an aggregate Fair Market Value that does not exceed the amount of taxes or other amounts to required to be withheld to the extent that such surrender does not trigger adverse financial accounting consequences to the Company. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value on the date they are surrendered to the Company.

12. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted under the Plan.

13. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

14. Plan. Participant agrees and acknowledges that he has received and read a copy of the Plan.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Participant has hereunto set his hand as of the day and year first above written.

MOTIVE, INC.

By:

Name:

Title:

PARTICIPANT

By:

Printed Name:

Address:

Date: